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[LITTON Logo]                                                      EXHIBIT 10.17


                                    INGALLS
                          INCENTIVE COMPENSATION PLAN

I.      PURPOSE

        The purpose of this Ingalls Incentive Compensation Plan (the "Plan") is to reward selected employees of Ingalls Shipbuilding, Inc. ("Ingalls") for achieving Ingalls financial performance consistent with the Litton corporate goals of Litton Industries, Inc. ("Litton"). The participants are expected to conduct their business in an ethical manner, consistent with the Litton Standards of Conduct and to make decisions that ensure the long-term viability of Ingalls as well as the success of the current plan period. The Litton Chief Executive Officer and the Litton President and Chief Operating Officer will eliminate or reduce bonus payments under this Plan if they believe that a participant has sacrificed long-term objectives to make short-term profits.

II.     PARTICIPANTS

        Ingalls' President and other key Ingalls personnel recommended by Ingalls' President and approved by Litton's Chief Executive Officer.

III.    BONUS PLAN

        A bonus pool expressed as a percentage of the total salary of Plan participants will be approved by Litton's Chief Executive Officer at the beginning of each fiscal year. The bonus may vary among participants as a function of the individual's performance of objectives established by Ingalls' President.

IV.     FINANCIAL PERFORMANCE

        Performance objectives shall be established using business operating profit as the major measurement while recognizing that other measurements such as sales ROCU and ROGA as related to Plan objectives must also be considered.

V.      INDIVIDUAL BONUS AWARDS

        The bonus for Ingalls' President will be recommended by the Chief Executive Officer and approved by the Compensation and Selection Committee of the Board of Directors of Litton. Individual bonuses for the other Plan participants will be recommended by Ingalls' President and approved by Litton's Chief Executive Officer.

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VI.     BONUS PAYMENTS

        Each year earned bonus will be paid to Plan participants in the December following the close of the fiscal year of performance. Participants must be employed by Ingalls or Litton on the payment date to be eligible for any bonus payment.

        A. Approved Leaves -- A participant in this Plan who leaves Ingalls to: (1) enter any of the Armed Services of the United States; (2) who is transferred to another subsidiary or division of Litton; (3) who is on an approved leave of absence; (4) who is on sick leave of absence in excess of thirty (30) days; or (5) who has terminated due to retirement or disability either during the fiscal year or after the close of the fiscal year, but prior to the payment date, shall share in the Bonus Plan. In such cases, such employee will participate through the date of the month in which he or she is transferred or terminates employment.

        B. Deceased -- In the event of the death of a participant prior to the payment date, Ingalls will pay the pro rata portion of the bonus to date of death to the beneficiary as stipulated on the participant's group insurance card, and such payment will be made on the regular payment date.

VII.    AGREEMENT

        It is understood that this Plan does not constitute a contract between Ingalls or Litton and the participating personnel and may be changed, modified, amended, or terminated at any time by the Compensation and Selection Committee of the Board of Directors of Litton.

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